Exhibit 99.1

Press Contact:	Investor Relations Contact:
Robyn Blum	Marilyn Mora
Cisco	Cisco
1 (408) 930-8548	1 408) 527-7452
rojenkin@cisco.com	marilmor@cisco.com

CISCO REPORTS FIRST QUARTER EARNINGS

News Summary:

•	Overall performance: $12.9 billion in revenue, up 8% year over year, with broad-based strength across the business; GAAP EPS $0.70, up 37% year over year, and Non-GAAP EPS $0.82, up 8% year over year

•	Strong demand across the business with 33% year-over-year total product order growth

•	Solid progress on business model transformation: Total Annualized Recurring Revenue was $21.6 billion for the first quarter of fiscal 2022, up 10% year over year

•	Q1 Results:

•	Revenue: $12.9 billion

•	Increase of 8% year over year

•	Earnings per Share: GAAP: $0.70; Non-GAAP: $0.82

•	GAAP EPS increased 37% year over year

•	Non-GAAP EPS increased 8% year over year

•	Q2 Guidance:

•	Revenue: 4.5% to 6.5% growth year over year

•	Earnings per Share: GAAP: $0.64 to $0.68; Non-GAAP: $0.80 to $0.82

•	FY 2022 Guidance:

•	Revenue: 5% to 7% growth year over year

•	Earnings per Share: GAAP: $2.77 to $2.89; Non-GAAP: $3.38 to $3.45

SAN JOSE, Calif. — November 17, 2021 — Cisco today reported first quarter results for the period ended October 30, 2021. Cisco reported first quarter revenue of $12.9 billion, net income on a generally accepted accounting principles (GAAP) basis of $3.0 billion or $0.70 per share, and non-GAAP net income of $3.5 billion or $0.82 per share.

“In Q1, we had robust growth and continued strong demand despite the very dynamic supply environment,” said Chuck Robbins, Chair and CEO of Cisco. “Cisco’s technology sits at the heart of the accelerated digital transformation happening today. Our breakthrough innovation, strong demand, and the success of our business transformation position us well for another year of growth in fiscal 2022.”

“Our teams executed well in a challenging environment, delivering balanced profitable growth with revenue and non-GAAP EPS both growing 8% year over year,” said Scott Herren, CFO of Cisco. “We also continued to make significant progress in our business model transformation. Remaining performance obligations and annualized recurring revenue both grew 10% year over year with product ARR growth of 21% providing more predictability and visibility to our long-term growth.”

GAAP Results

	Q1 FY 2022	Q1 FY 2021	Vs. Q1 FY 2021
Revenue	$12.9 billion	$11.9 billion	8%
Net Income	$3.0 billion	$2.2 billion	37%
Diluted Earnings per Share (EPS)	$0.70	$0.51	37%

Non-GAAP Results

	Q1 FY 2022	Q1 FY 2021	Vs. Q1 FY 2021
Net Income	$3.5 billion	$3.2 billion	8%
EPS	$0.82	$0.76	8%

Reconciliations between net income, EPS, and other measures on a GAAP and non-GAAP basis are provided in the tables located in the section entitled “Reconciliations of GAAP to non-GAAP Measures.”

Financial Summary

All comparative percentages are on a year-over-year basis unless otherwise noted.

Q1 FY 2022 Highlights

Revenue — Total revenue was up 8% at $12.9 billion, with product revenue up 11% and service revenue up 1%. Revenue by geographic segment was: Americas up 5%, EMEA up 11%, and APJC up 15%. Product revenue performance was led by growth in Secure, Agile Networks up 10%, Internet for the Future up 46%, End-to-End Security up 4%, and Optimized Application Experiences up 18%. Hybrid Work was down 7%.

Gross Margin — On a GAAP basis, total gross margin, product gross margin, and service gross margin were 62.4%, 61.5%, and 65.2%, respectively, as compared with 63.6%, 62.7%, and 65.8%, respectively, in the first quarter of fiscal 2021.

On a non-GAAP basis, total gross margin, product gross margin, and service gross margin were 64.5%, 63.8%, and 66.5%, respectively, as compared with 65.8%, 65.3%, and 67.1%, respectively, in the first quarter of fiscal 2021.

Total gross margins by geographic segment were: 64.5% for the Americas, 64.4% for EMEA and 64.7% for APJC.

Operating Expenses — On a GAAP basis, operating expenses were $4.6 billion, down 8%, and were 35.8% of revenue. Non-GAAP operating expenses were $4.0 billion, up 2%, and were 31.2% of revenue.

Operating Income — GAAP operating income was $3.4 billion, up 34%, with GAAP operating margin of 26.7%. Non-GAAP operating income was $4.3 billion, up 10%, with non-GAAP operating margin at 33.3%.

Provision for Income Taxes — The GAAP tax provision rate was 18.5%. The non-GAAP tax provision rate was 19.0%.

Net Income and EPS — On a GAAP basis, net income was $3.0 billion, an increase of 37%, and EPS was $0.70, an increase of 37%. On a non-GAAP basis, net income was $3.5 billion, an increase of 8%, and EPS was $0.82, an increase of 8%.

Cash Flow from Operating Activities — $3.4 billion for the first quarter of fiscal 2022, a decrease of 16% compared with $4.1 billion for the first quarter of fiscal 2021.

Balance Sheet and Other Financial Highlights

Cash and Cash Equivalents and Investments — $23.3 billion at the end of the first quarter of fiscal 2022, compared with $24.5 billion at the end of fiscal 2021.

Remaining Performance Obligations (RPO) — $30.1 billion, up 10% in total, with 53% of this amount to be recognized as revenue over the next 12 months. Product RPO were up 18% and service RPO were up 4%.

Deferred Revenue — $22.1 billion, up 8% in total, with deferred product revenue up 19%. Deferred service revenue was flat.

Capital Allocation — In the first quarter of fiscal 2022, we returned $1.8 billion to stockholders through share buybacks and dividends. We declared and paid a cash dividend of $0.37 per common share, or $1.6 billion, and repurchased approximately 5 million shares of common stock under our stock repurchase program at an average price of $56.49 per share for an aggregate purchase price of $256 million. The remaining authorized amount for stock repurchases under the program is $7.7 billion with no termination date.

Acquisitions

In the first quarter of fiscal 2022, we closed the acquisition of Epsagon Ltd., a privately held modern observability company with expertise in distributed tracing solutions for modern applications and technologies, including containers and serverless environments.

In addition, we announced our intent to acquire replex GmbH, a privately held enterprise software company based in Germany.

Guidance

Cisco expects to achieve the following results for the second quarter of fiscal 2022:

Q2 FY 2022
Revenue	4.5% - 6.5% growth Y/Y
Non-GAAP gross margin rate	63.5% - 64.5%
Non-GAAP operating margin rate	32.5% - 33.5%
Non-GAAP EPS	$0.80 - $0.82

Cisco estimates that GAAP EPS will be $0.64 to $0.68 for the second quarter of fiscal 2022.

Cisco expects to achieve the following results for fiscal 2022 (no change from our previous guidance):

FY 2022
Revenue	5% - 7% growth Y/Y
Non-GAAP EPS	$3.38 - $3.45

Cisco estimates that GAAP EPS will be $2.77 to $2.89 for fiscal 2022.

Our Q2 FY 2022 and FY 2022 guidance assumes an effective tax provision rate of 18% for GAAP and 19% for non-GAAP results.

A reconciliation between the Guidance on a GAAP and non-GAAP basis is provided in the tables entitled “GAAP to non-GAAP Guidance” located in the section entitled “Reconciliations of GAAP to non-GAAP Measures.”

Editor’s Notes:

•

Q1 fiscal year 2022 conference call to discuss Cisco’s results along with its guidance will be held on Wednesday, November 17, 2021 at 1:30 p.m. Pacific Time. Conference call number is 1-888-848-6507 (United States) or 1-212-519-0847 (international).

•

Conference call replay will be available from 4:00 p.m. Pacific Time, November 17, 2021 to 4:00 p.m. Pacific Time, November 24, 2021 at 1-866-360-3304 (United States) or 1-203-369-0159 (international). The replay will also be available via webcast on the Cisco Investor Relations website at https://investor.cisco.com.

•

Additional information regarding Cisco’s financials, as well as a webcast of the conference call with visuals designed to guide participants through the call, will be available at 1:30 p.m. Pacific Time, November 17, 2021. Text of the conference call’s prepared remarks will be available within 24 hours of completion of the call. The webcast will include both the prepared remarks and the question-and-answer session. This information, along with the GAAP to non-GAAP reconciliation information, will be available on the Cisco Investor Relations website at https://investor.cisco.com.

CISCO SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per-share amounts)

(Unaudited)

	Three Months Ended
	October 30, 2021	October 24, 2020
REVENUE:
Product	$9,529	$8,587
Service	3,371	3,342

Total revenue	12,900	11,929

COST OF SALES:
Product	3,673	3,206
Service	1,174	1,142

Total cost of sales	4,847	4,348

GROSS MARGIN	8,053	7,581
OPERATING EXPENSES:
Research and development	1,714	1,612
Sales and marketing	2,261	2,217
General and administrative	551	544
Amortization of purchased intangible assets	84	36
Restructuring and other charges	5	602

Total operating expenses	4,615	5,011

OPERATING INCOME	3,438	2,570
Interest income	121	174
Interest expense	(89)	(112)
Other income (loss), net	187	49

Interest and other income (loss), net	219	111

INCOME BEFORE PROVISION FOR INCOME TAXES	3,657	2,681
Provision for income taxes	677	507

NET INCOME	$2,980	$2,174

Net income per share:
Basic	$0.71	$0.51

Diluted	$0.70	$0.51

Shares used in per-share calculation:
Basic	4,218	4,230

Diluted	4,243	4,244

CISCO SYSTEMS, INC.

REVENUE BY SEGMENT

(In millions, except percentages)

	Three Months Ended October 30, 2021
	Amount	Y/Y %
Revenue:
Americas	$7,561	5%
EMEA	3,303	11%
APJC	2,036	15%

Total	$12,900	8%

Amounts may not sum and percentages may not recalculate due to rounding.

CISCO SYSTEMS, INC.

GROSS MARGIN PERCENTAGE BY SEGMENT

(In percentages)

Three Months Ended October 30, 2021
Gross Margin Percentage:
Americas	64.5%
EMEA	64.4%
APJC	64.7%

CISCO SYSTEMS, INC.

REVENUE FOR GROUPS OF SIMILAR PRODUCTS AND SERVICES

(In millions, except percentages)

	Three Months Ended October 30, 2021
	Amount	Y/Y %
Revenue:
Secure, Agile Networks	$5,967	10%
Hybrid Work	1,109	(7)%
End-to-End Security	895	4%
Internet for the Future	1,374	46%
Optimized Application Experiences	181	18%
Other Products	3	9%

Total Product	9,529	11%
Services	3,371	1%

Total	$12,900	8%

Amounts may not sum and percentages may not recalculate due to rounding.

Effective for the first quarter of fiscal 2022, we began reporting our revenue in the following categories: Secure, Agile Networks; Hybrid Work; End-to-End Security; Internet for the Future; Optimized Application Experiences; Other Products and Services. This change better aligns our product categories with our strategic priorities. The reclassified product category revenue by quarter for fiscal 2019 through fiscal 2021 as well as other information is available on Cisco’s Investor Relations website at https://investor.cisco.com/investor-relations/financial-information/Financial-Results/default.aspx.

CISCO SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	October 30, 2021	July 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$7,619	$9,175
Investments	15,727	15,343
Accounts receivable, net of allowance of $114 at October 30, 2021 and $109 at July 31, 2021	5,306	5,766
Inventories	1,832	1,559
Financing receivables, net	4,070	4,380
Other current assets	3,034	2,889

Total current assets	37,588	39,112
Property and equipment, net	2,238	2,338
Financing receivables, net	4,546	4,884
Goodwill	38,802	38,168
Purchased intangible assets, net	3,350	3,619
Deferred tax assets	4,198	4,360
Other assets	5,259	5,016

TOTAL ASSETS	$95,981	$97,497

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$506	$2,508
Accounts payable	2,261	2,362
Income taxes payable	816	801
Accrued compensation	3,231	3,818
Deferred revenue	12,017	12,148
Other current liabilities	4,407	4,620

Total current liabilities	23,238	26,257
Long-term debt	8,996	9,018
Income taxes payable	8,553	8,538
Deferred revenue	10,055	10,016
Other long-term liabilities	2,438	2,393

Total liabilities	53,280	56,222

Total equity	42,701	41,275

TOTAL LIABILITIES AND EQUITY	$95,981	$97,497

CISCO SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Three Months Ended
	October 30, 2021	October 24, 2020
Cash flows from operating activities:
Net income	$2,980	$2,174
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and other	533	451
Share-based compensation expense	453	438
Provision (benefit) for receivables	1	13
Deferred income taxes	(98)	(120)
(Gains) losses on divestitures, investments and other, net	(211)	(59)
Change in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable	427	1,526
Inventories	(275)	(21)
Financing receivables	672	167
Other assets	(170)	(259)
Accounts payable	(93)	73
Income taxes, net	17	(84)
Accrued compensation	(585)	(165)
Deferred revenue	(95)	(45)
Other liabilities	(129)	7

Net cash provided by operating activities	3,427	4,096

Cash flows from investing activities:
Purchases of investments	(2,951)	(3,756)
Proceeds from sales of investments	580	657
Proceeds from maturities of investments	1,856	1,425
Acquisitions, net of cash and cash equivalents acquired and divestitures	(336)	(830)
Purchases of investments in privately held companies	(101)	(68)
Return of investments in privately held companies	53	29
Acquisition of property and equipment	(122)	(171)
Proceeds from sales of property and equipment	1	4

Net cash used in investing activities	(1,020)	(2,710)

Cash flows from financing activities:
Issuances of common stock	—	1
Repurchases of common stock - repurchase program	(273)	(800)
Shares repurchased for tax withholdings on vesting of restricted stock units	(133)	(89)
Repayments of debt	(2,000)	—
Dividends paid	(1,561)	(1,520)
Other	(3)	35

Net cash used in financing activities	(3,970)	(2,373)

Net decrease in cash, cash equivalents, and restricted cash	(1,563)	(987)
Cash, cash equivalents, and restricted cash, beginning of period	9,942	11,812

Cash, cash equivalents, and restricted cash, end of period	$8,379	$10,825

Supplemental cash flow information:
Cash paid for interest	$124	$160
Cash paid for income taxes, net	$758	$710

CISCO SYSTEMS, INC.

REMAINING PERFORMANCE OBLIGATIONS

(In millions, except percentages)

	October 30, 2021		July 31, 2021		October 24, 2020
	Amount	Y/Y%	Amount	Y/Y%	Amount	Y/Y%
Product	$13,384	18%	$13,270	18%	$11,340	15%
Service	16,751	4%	17,623	3%	16,129	8%

Total	$30,135	10%	$30,893	9%	$27,469	10%

We expect 53% of total RPO at October 30, 2021 will be recognized as revenue over the next 12 months.

CISCO SYSTEMS, INC.

DEFERRED REVENUE

(In millions)

	October 30, 2021	July 31, 2021	October 24, 2020
Deferred revenue:
Product	$9,681	$9,416	$8,139
Service	12,391	12,748	12,334

Total	$22,072	$22,164	$20,473

Reported as:
Current	$12,017	$12,148	$11,271
Noncurrent	10,055	10,016	9,202

Total	$22,072	$22,164	$20,473

CISCO SYSTEMS, INC.

DIVIDENDS PAID AND REPURCHASES OF COMMON STOCK

(In millions, except per-share amounts)

	DIVIDENDS		STOCK REPURCHASE PROGRAM			TOTAL
Quarter Ended	Per Share	Amount	Shares	Weighted- Average Price per Share	Amount	Amount
Fiscal 2022
October 30, 2021	$0.37	$1,561	5	$56.49	$256	$1,817
Fiscal 2021
July 31, 2021	$0.37	$1,562	15	$53.30	$791	$2,353
May 1, 2021	$0.37	$1,560	10	$48.71	$510	$2,070
January 23, 2021	$0.36	$1,521	19	$42.82	$801	$2,322
October 24, 2020	$0.36	$1,520	20	$40.44	$800	$2,320

CISCO SYSTEMS, INC.

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

GAAP TO NON-GAAP NET INCOME

(In millions)

	Three Months Ended
	October 30, 2021	October 24, 2020
GAAP net income	$2,980	$2,174
Adjustments to cost of sales:
Share-based compensation expense	69	65
Amortization of acquisition-related intangible assets	198	163
Acquisition-related/divestiture costs	1	1
Legal and indemnification settlements/charges	—	43

Total adjustments to GAAP cost of sales	268	272

Adjustments to operating expenses:
Share-based compensation expense	383	362
Amortization of acquisition-related intangible assets	84	36
Acquisition-related/divestiture costs	112	59
Significant asset impairments and restructurings	5	602

Total adjustments to GAAP operating expenses	584	1,059

Adjustments to interest and other income (loss), net:
(Gains) and losses on equity investments	(219)	(48)

Total adjustments to GAAP interest and other income (loss), net	(219)	(48)

Total adjustments to GAAP income before provision for income taxes	633	1,283

Income tax effect of non-GAAP adjustments	(138)	(246)

Total adjustments to GAAP provision for income taxes	(138)	(246)

Non-GAAP net income	$3,475	$3,211

CISCO SYSTEMS, INC.

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

GAAP TO NON-GAAP EPS

	Three Months Ended
	October 30, 2021	October 24, 2020
GAAP EPS	$0.70	$0.51
Adjustments to GAAP:
Share-based compensation expense	0.11	0.10
Amortization of acquisition-related intangible assets	0.07	0.05
Acquisition-related/divestiture costs	0.03	0.01
Legal and indemnification settlements/charges	—	0.01
Significant asset impairments and restructurings	—	0.14
(Gains) and losses on equity investments	(0.05)	(0.01)
Income tax effect of non-GAAP adjustments	(0.03)	(0.06)

Non-GAAP EPS	$0.82	$0.76

Amounts may not sum due to rounding.

CISCO SYSTEMS, INC.

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

GROSS MARGINS, OPERATING EXPENSES, OPERATING MARGINS, INTEREST AND OTHER INCOME (LOSS), NET, AND NET INCOME

(In millions, except percentages)

	Three Months Ended October 30, 2021
	Product Gross Margin	Service Gross Margin	Total Gross Margin	Operating Expenses	Y/Y	Operating Income	Y/Y	Interest and other income (loss), net	Net Income	Y/Y
GAAP amount	$5,856	$2,197	$8,053	$4,615	(8)%	$3,438	34%	$219	$2,980	37%
% of revenue	61.5%	65.2%	62.4%	35.8%		26.7%		1.7%	23.1%
Adjustments to GAAP amounts:
Share-based compensation expense	25	44	69	383		452		—	452
Amortization of acquisition-related intangible assets	198	—	198	84		282		—	282
Acquisition/divestiture-related costs	1	—	1	112		113		—	113
Significant asset impairments and restructurings	—	—	—	5		5		—	5
(Gains) and losses on equity investments	—	—	—	—		—		(219)	(219)
Income tax effect/significant tax matters	—	—	—	—		—		—	(138)

Non-GAAP amount	$6,080	$2,241	$8,321	$4,031	2%	$4,290	10%	$—	$3,475	8%

% of revenue	63.8%	66.5%	64.5%	31.2%		33.3%		—%	26.9%

	Three Months Ended October 24, 2020
	Product Gross Margin	Service Gross Margin	Total Gross Margin	Operating Expenses	Operating Income	Interest and other income (loss), net	Net Income
GAAP amount	$5,381	$2,200	$7,581	$5,011	$2,570	$111	$2,174
% of revenue	62.7%	65.8%	63.6%	42.0%	21.5%	0.9%	18.2%
Adjustments to GAAP amounts:
Share-based compensation expense	24	41	65	362	427	—	427
Amortization of acquisition-related intangible assets	163	—	163	36	199	—	199
Acquisition/divestiture-related costs	—	1	1	59	60	—	60
Legal and indemnification settlements/charges	43	—	43	—	43	—	43
Significant asset impairments and restructurings	—	—	—	602	602	—	602
(Gains) and losses on equity investments	—	—	—	—	—	(48)	(48)
Income tax effect/significant tax matters	—	—	—	—	—	—	(246)

Non-GAAP amount	$5,611	$2,242	$7,853	$3,952	$3,901	$63	$3,211

% of revenue	65.3%	67.1%	65.8%	33.1%	32.7%	0.5%	26.9%

Amounts may not sum and percentages may not recalculate due to rounding.

CISCO SYSTEMS, INC.

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

EFFECTIVE TAX RATE

(In percentages)

	Three Months Ended
	October 30, 2021	October 24, 2020
GAAP effective tax rate	18.5%	18.9%
Total adjustments to GAAP provision for income taxes	0.5%	0.1%

Non-GAAP effective tax rate	19.0%	19.0%

GAAP TO NON-GAAP GUIDANCE

Q2 FY 2022	Gross Margin Rate	Operating Margin Rate	Earnings per Share (1)
GAAP	61.5% - 62.5%	26% - 27%	$0.64 - $0.68
Estimated adjustments for:
Share-based compensation expense	0.5%	4.0%	$0.08 - $0.09
Amortization of acquisition-related intangible assets and acquisition/divestiture-related costs	1.5%	2.5%	$0.06 - $0.07

Non-GAAP	63.5% - 64.5%	32.5% -33.5%	$0.80 - $0.82

FY 2022	Earnings per Share (1)
GAAP	$2.77 - $2.89
Estimated adjustments for:
Share-based compensation expense	$0.34 - $0.36
Amortization of acquisition-related intangible assets and acquisition/divestiture-related costs	$0.26 - $0.28
Significant asset impairments and restructurings	$0.00 - $0.01
(Gains) and losses on equity investments	($0.04)

Non-GAAP	$3.38 - $3.45

(1)	Estimated adjustments to GAAP earnings per share are shown after income tax effects.

Except as noted above, this guidance does not include the effects of any future acquisitions/divestitures, asset impairments, restructurings, (gains) and losses on equity investments and significant tax matters or other events, which may or may not be significant unless specifically stated.

Forward Looking Statements, Non-GAAP Information and Additional Information

This release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding future events (such as our ability to innovate, the demand for our technology, the continued success of our business transformation, the growth of our business, and the continued progress in our business model transformation to more recurring revenue) and the future financial performance of Cisco (including the guidance for Q2 FY 2022 and full year FY 2022) that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, including: the impact of the COVID-19 pandemic and related public health measures; business and economic conditions and growth trends in the networking industry, our customer markets and various geographic regions; global economic conditions and uncertainties in the geopolitical environment; overall information technology spending; the growth and evolution of the Internet and levels of capital spending on Internet-based systems; variations in customer demand for products and services, including sales to the service provider market and other customer markets; the return on our investments in certain priorities, key growth areas, and in certain geographical locations, as well as maintaining leadership in Secure, Agile Networks and services; the timing of orders and manufacturing and customer lead times; changes in customer order patterns or customer mix; insufficient, excess or obsolete inventory; variability of component costs; variations in sales channels, product costs or mix of products sold; our ability to successfully acquire businesses and technologies and to successfully integrate and operate these acquired businesses and technologies; our ability to achieve expected benefits of our partnerships; increased competition in our product and service markets, including the data center market; dependence on the introduction and market acceptance of new product offerings and standards; rapid technological and market change; manufacturing and sourcing risks; product defects and returns; litigation involving patents, other intellectual property, antitrust, stockholder and other matters, and governmental investigations; our ability to achieve the benefits of restructurings and possible changes in the size and timing of related charges; cyber-attacks, data breaches or malware; vulnerabilities and critical security defects; terrorism; natural catastrophic events (including as a result of global climate change); any other pandemic or epidemic; our ability to achieve the benefits anticipated from our investments in sales, engineering, service, marketing and manufacturing activities; our ability to recruit and retain key personnel; our ability to manage financial risk, and to manage expenses during economic downturns; risks related to the global nature of our operations, including our operations in emerging markets; currency fluctuations and other international factors; changes in provision for income taxes, including changes in tax laws and regulations or adverse outcomes resulting from examinations of our income tax returns; potential volatility in operating results; and other factors listed in Cisco’s most recent report on Form 10-K filed on September 9, 2021. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in Cisco’s most recent report on Form 10-K as it may be amended from time to time. Cisco’s results of operations for the three months ended October 30, 2021 are not necessarily indicative of Cisco’s operating results for any future periods. Any projections in this release are based on limited information currently available to Cisco, which is subject to change. Although any such projections and the factors influencing them will likely change, Cisco will not necessarily update the information, since Cisco will only provide guidance at certain points during the year. Such information speaks only as of the date of this release.

This release includes non-GAAP net income, non-GAAP gross margins, non-GAAP operating expenses, non-GAAP operating income and margin, non-GAAP effective tax rates, non-GAAP interest and other income (loss), net, and non-GAAP net income per share data for the periods presented. It also includes future estimated ranges for gross margin, operating margin, tax provision rate and EPS on a non-GAAP basis.

These non-GAAP measures are not in accordance with, or an alternative for, measures prepared in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Cisco believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Cisco’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Cisco’s results of operations in conjunction with the corresponding GAAP measures.

Cisco believes that the presentation of non-GAAP measures when shown in conjunction with the corresponding GAAP measures, provides useful information to investors and management regarding financial and business trends relating to its financial condition and its historical and projected results of operations.

For its internal budgeting process, Cisco’s management uses financial statements that do not include, when applicable, share-based compensation expense, amortization of acquisition-related intangible assets, acquisition-related/divestiture costs, significant asset impairments and restructurings, significant litigation settlements and other contingencies, gains and losses on equity investments, the income tax effects of the foregoing and significant tax matters. Cisco’s management also uses the foregoing non-GAAP measures, in addition to the corresponding GAAP measures, in reviewing the financial results of Cisco. In prior periods, Cisco has excluded other items that it no longer excludes for purposes of its non-GAAP financial measures. From time to time in the future there may be other items that Cisco may exclude for purposes of its internal budgeting process and in reviewing its financial results. For additional information on the items excluded by Cisco from one or more of its non-GAAP financial measures, refer to the Form 8-K regarding this release furnished today to the Securities and Exchange Commission.

Annualized Recurring Revenue represents the annualized revenue run-rate of active subscriptions, term licenses, and maintenance contracts at the end of a reporting period, net of rebates to customers and partners as well as certain other revenue adjustments. Includes both revenue recognized ratably as well as upfront on an annualized basis.

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